CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-8058 on Form N-1A of our report dated July 24, 2009, relating to the financial statements and financial highlights of BlackRock Intermediate Municipal Fund of BlackRock Municipal Series Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2009. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
September 24, 2009